Exhibit 99.1
CONTACT: Rush Enterprises Inc., San Antonio
Steven L. Keller
830-626-5226
kellers@rushenterprises.com
Karen S. Konecny
830-626-5102
konecnyk@rushenterprises.com
Rush Enterprises, Inc. Acquires Assets of Lake City
International; Forms New Navistar Division
SAN ANTONIO, TX, May 26, 2010 — Rush Enterprises, Inc. (NASDAQ: RUSHA and RUSHB), which operates the largest network of commercial vehicle dealerships in North America and two John Deere construction equipment dealerships in southeast Texas, today announced that it has acquired certain assets of Lake City Companies, LLC and certain of its subsidiaries and affiliates (collectively, “Lake City International”), which operates a commercial truck and bus sales, service, parts, finance and leasing business representing multiple brands, including International, IC Bus, Autocar, Mitsubishi Fuso, Kalmar, Workhorse, and Idealease truck leasing.
Rush had audited revenues of $1.2 billion for the year ending 2009 while Lake City International had unaudited revenues of $121.9 million. The purchase price for the assets of Lake City International was approximately $38.7 million for assets and goodwill less a $2.0 million payment from an affiliate of Lake City International to Rush for assuming contingent liabilities. Rush Enterprises will finance approximately $21.0 million of the purchase price under its floor plan, accounts receivable, and lease and rental truck financing arrangements. The Company intends to purchase the real estate, owned by an affiliate of Lake City International, in a separate transaction for approximately $34.5 million. The Company expects to purchase the real estate no later than June 30, 2010, and to finance a portion of the purchase price of the real estate at the time of closing. The Company expects the transaction to be accretive to future earnings.
The acquisition expands the Company’s contiguous network of Rush Truck Centers to 60 locations in 14 states. The newly acquired dealerships include five locations in Utah, five locations in Idaho and one location in Oregon. All will operate in their current locations as Rush Truck Centers. They offer International heavy- and medium-duty trucks, Autocar trucks, Mitsubishi Fuso medium-duty trucks, IC buses, Kalmar yard trucks and Workhorse chassis in addition to parts, service, body shop, financing and insurance capabilities. Rush Truck Leasing will operate Idealease truck rental and leasing franchises at existing locations in Salt Lake City, Utah, and Boise, Idaho.

Rush Enterprises also announced it has created a new Navistar division within the company, naming Richard J. Ryan to the position of Senior Vice President — Navistar Dealerships. Ryan will oversee the operations of Rush Truck Centers that sell and service Navistar products, including the newly acquired dealerships in Utah, Idaho and Oregon and a dealership in Charlotte, North Carolina. Ryan will report directly to W.M. “Rusty” Rush, President and Chief Executive Officer of Rush Enterprises. Ryan has been with Rush Enterprises for 8 years, most recently as Regional General Manager for Rush Truck Centers in Colorado. Prior to Rush, he was with Falding Capital Group and Detroit Diesel.
W. M. “Rusty” Rush said, “We are thrilled to complete the acquisition of Lake City International. This acquisition allows us to expand our geographic footprint further across the Western United States and provides us with a significant presence in Utah and Idaho. I have tremendous respect for the excellent reputation Ed Pace and the employees of Lake City Trucks have built in this region of the United States. We look forward to welcoming them into the Rush family.”
“Creating a new Navistar division is a milestone for our company. We are excited to build on the relationship we started with Navistar in 2008 when we acquired an International truck dealership in Charlotte, North Carolina. Rich Ryan has led Rush’s Colorado region to growth, successfully integrated acquired operations and established several innovative programs with suppliers and body builders in his region. I am confident in his leadership for the new Navistar division.”
About Rush Enterprises, Inc.
Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird, IC, Diamond and Elkhart and two construction equipment dealerships in southeast Texas representing John Deere construction equipment. The Company’s vehicle and equipment centers are strategically located in high traffic areas on or near major highways in 14 states throughout the southern and western United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles and equipment to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises’ operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Forward-Looking Statements
Certain statements contained herein, including those concerning the acquisition of Lake City International, the acquisition’s impact on the Company’s earnings, and the Company’s intention to finance a portion of the purchase price paid for the real estate are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, difficulty in integrating the services of Lake City International into the Company in an efficient and effective manner, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, product introductions and acceptance, changes in industry practices, the potential loss of the services of key employees of Lake City International, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.